CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169436 and 333-177026 on Form S-8 of our report dated July 30, 2015, (February 5, 2016 as to Note 18), relating to the financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to retrospective adjustments for the effects of a change in the Company’s reportable segments, the adoption of accounting standards updates related to the presentation of deferred tax balances and debt issuance costs, and a stock split effected in the form of a stock dividend) and our report dated July 30, 2015 relating to the effectiveness of the Company's internal control over financial reporting, appearing in this Current Report on Form 8-K dated February 5, 2016.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 5, 2016